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                                                                    EXHIBIT 10.3


                        WEST WORLDWIDE INDUSTRIES, INC.
                   New York - Ft. Lauderdale - Beverly Hills



January 4, 1999


Mr. Frank Brooks, President
Saf T Lok, Inc.
1101 North Point Parkway, Suite B
West Palm Beach, Florida  33407

Dear Mr. Brooks:

This letter will confirm that the agency agreement entered into by Saf T Lok, Mark Sapperstein and West World Industries, Inc. has been cancelled.

In it's place, you agree to provide 12,500 shares of the common stock of Saf T Lok to Mark Sapperstein and 12,500 shares of the common stock to West Worldwide Industries, Inc. in consideration of the creation of a business plan and the commencing of a search for funding for Saf T Lok. These shares will be issued within seven (7) days of execution of this agreement.

Once a bonified term sheet, from a qualified venture capitalist or investor has been received by Saf T Lok, for an amount not less than $2,000,000 an additional 12,500 shares of Saf T Lok will be issued to Mark Sapperstein and an additional 12,500 shares to West Worldwide Industries, Inc.

Once funds are received by Saf T Lok, Saf T Lok will pay 5% of the funds received as a commission to Mark Sapperstein and West Worldwide Industries, Inc. If no funds are received by Saf T Lok, the issuance of the above-described shares shall be deemed payment in full.

If the above described minimum of $2,000,000 is secured by Saf T Lok, then Saf T Lok will retain West Worldwide Industries, Inc. as it's marketing advisor consistent with the previously received proposal. If such funds are not received, Saf T Lok shall have no obligation whatsoever to retain West Worldwide Industries, Inc. as it's marketing advisors.



/s/ Frank Brooks, President, Saf T Lok, Inc.
/s/ Steven West, Chairman of the Board West Worldwide Industries, Inc. /s/ Mark Sapperstein